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                                EXHIBIT 10.17.3

                         PROPERTY MANAGEMENT AGREEMENT


     THIS AGREEMENT, made and entered into this 31st day of July, 1992, by and between ROBERTS PROPERTIES BENTLEY PLACE, L.P., a Georgia limited partnership (hereinafter referred to as "Owner") and ROBERTS PROPERTIES MANAGEMENT, INC., a Georgia corporation (hereinafter referred to as "Manager"),

                              W I T N E S S E T H:

     WHEREAS, Owner is the owner of a 117-unit condominium community that shall contain approximately 102,650 net rentable square feet on approximately
4.6 acres of land located at the intersection of Pleasantdale and Tucker-Norcross Roads in DeKalb County, Georgia (hereinafter referred to as the "Community"), and desires to obtain the benefit of Manager's expertise in the operation and management of the Community; and

     WHEREAS, Manager desires to make its services available to Owner upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the premises and mutual promises and covenants herein contained, Owner and Manager agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Community. That certain real property described in Exhibit "A" attached hereto, and hereby incorporated by reference, the grounds, improvements, parking areas and appurtenances incidental thereto and connected therewith.

     1.2 Management Fee. Shall be in an amount and shall be paid in accordance with the provisions of Article IV hereof.

     1.3 Operation Year. A full year of operation of the Community under this Agreement coinciding with Owner's fiscal year adopted for accounting purposes. If the commencement date of this Agreement does not coincide with the commencement date of Owner's fiscal year, then the term "Partial Operating Year" shall refer to the partial year that precedes the first full fiscal year.

     1.4 Gross Revenues. All revenues and receipts of every kind received or derived from the operation of the Community.

     1.5 Executive Staff. The manager and other executives of Manager in charge of or responsible for the operation of the Community. For purposes of
Section 4.2 hereof, the term Executive Staff shall not include those persons employed by Manager on the Community site.


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                                   ARTICLE II
                                      TERM

     The term of this Agreement shall be for an initial period, commencing on the date hereof, and continuing through December 31, 1998 and shall thereafter be automatically renewed for successive one (1) year terms unless terminated in accordance with the provisions of Article VII hereof.

                                  ARTICLE III
               DUTIES, RESPONSIBILITIES AND AUTHORITY OF MANAGER

     During the term of this Agreement, Owner hereby grants to Manager the sole and exclusive authority, for and on behalf of Owner, to manage and operate the Community as agent of Owner. Without limiting the generality of the foregoing, Owner grants to Manager the sole and exclusive authority to do, and Manager agrees to do for and on behalf of Owner, the following:

     3.1 To supervise and direct the operation and management of the Community so as to provide such services as are customarily provided by condominium communities of comparable class and standing consistent with the facilities of the Community, and to consult with Owner and to keep Owner advised as to all major policy matters affecting the Community. In this connection, Manager shall have all reasonable discretion in the direction and supervision of the operation and management of the Community.

     3.2 To submit within thirty (30) days prior to each Operating Year, a budget for expenditures in reasonable detail for each such Operating Year, which shall include a schedule of anticipated repairs and maintenance projects and capital replacements. Such budget shall, in general, form the basis on which expenditures for the Community shall be made, it being understood that Manager may deviate from such budget if, in Manager's reasonable judgment, a deviation is necessary or desirable for the efficient operation of the Community. The budget items are intended as reasonable estimates only.

     3.3 To maintain full and accurate books reflecting the operation and management of the Community, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the business and affairs of the operation and management of the Community. All funds received by Manager as a result of the operation and management of the Community shall be deposited in the name of Owner in such checking and savings accounts or time certificates as shall be designated by Owner. Withdrawals therefrom shall be made upon the signature of an authorized representative of Manager or Owner.

     3.4 To negotiate and enter into contracts for the furnishing to the Community of telephone, cleaning (including window cleaning where necessary), vermin exterminators, boiler maintenance, air conditioning maintenance and other utilities and services which are provided in connection with the management and operation of the Community in accordance with standards comparable to those prevailing in other such condominium communities.



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     3.5 To supervise and direct the making or installation of all necessary or desirable repairs, decorations, renewals and alterations in and to the Community and the furnishings and equipment.

     3.6 To apply for, obtain and maintain on behalf and in the name of Owner, all licenses and permits required of Owner in connection with the management and operation of a condominium community for lease. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

     3.7 To direct and supervise the payment by Owner of all costs and expenses incurred in managing and operating the Community, including the following:

         (a) All costs and expenses of advertising or business promotion relating to the Community;

         (b) All expenditures, which are of an ordinary nature, or which have been covered in the budget, for repairs and maintenance or capital improvements;

         (c) Premiums for insurance maintained in connection with the Community and the operation and management thereof;

         (d) Legal and accounting fees;

         (e) The Management Fee due Manager pursuant to this Agreement, including reimbursable expenses;

         (f) Cost and expense of utilities and services of the Community and any and all other expenditures provided for in this Agreement; and

         (g) Any other charge, item or expense which Owner directs to be paid.

     3.8 Manager and Owner shall meet when requested by Owner to review the results of operation of the Community. All statistical and operating information required for such meetings shall be furnished by the Executive Staff from the books and records of the Community.

     3.9 In the performance of its duties hereunder, Manager shall act solely on behalf of and as agent for Owner and not in its own behalf; therefore, all debts, obligations and other liabilities incurred by Manager pursuant to subparagraphs 3.8(a) and 3.8(g) hereof shall be incurred on behalf of Owner, and Manager shall not be liable or responsible for the payment of any such debts, obligations or other liabilities. If any such debts or obligations are paid by Manager, it shall be entitled to reimbursement therefor.



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                                   ARTICLE IV
                                MANAGEMENT FEES

     As compensation for the services to be rendered by Manager during the term of this Agreement, Owner shall pay to Manager the Property Management Fee and the Incentive Management Fee as hereinafter set forth, and shall pay to Manager the reimbursement expenses as hereinafter set forth, at such place as Manager may designate:

     4.1 Owner shall pay to Manager a Property Management Fee in an amount equal to five percent (5%) of the Gross Revenues of the Community for each month that this Agreement shall be in effect, with each such monthly payment to be made not later than the 25th day of the following month.

     4.2 Owner shall pay to Manager, on an annual basis beginning on January 1, 1994 payable not later than January 31 of the following year, an Incentive Management Fee in an amount equal to fifteen percent (15%) of the amount by which actual net operating income exceeds the amount forecasted for such year in the Financial Forecast attached as Exhibit "F" to the Partnership's Prospectus pursuant to which units of limited partnership interest in the Partnership were offered to investors.

     4.3 Manager shall be entitled to reimbursement on a monthly basis of out-of-pocket expenses incurred by it in the proper performance of its duties under Article III hereof; provided, however, Manager shall not be entitled to reimbursement for its internal general administrative expenses including, but not limited to, employee payroll and federal withholding taxes for its Executive Staff.

     4.4 Owner shall pay any leasing commissions or fees to outside real estate agents.

                                   ARTICLE V
                                    GENERAL

     5.1 Manager shall supervise and direct the keeping of books of account and such other records reflecting the results of operation of the Community.

     5.2 Nothing contained in this Agreement shall constitute or be construed to constitute or to create a partnership or joint venture between Owner and Manager. Owner shall be solely liable for all the costs, expenses and other liabilities incurred in maintaining and operating the Community, and Owner shall receive all the revenues derived therefrom. Manager shall only be entitled to the Management Fee and reimbursable expenses, and Manager shall have no liability or responsibility for any of the costs, expenses or other liabilities incurred in the maintenance and operation of the Community.

     5.3 Owner takes cognizance that the supervision and direction of operation and management, including the direction and supervision of the Executive Staff and the formulation of policies for the operation of the Community, must emanate from one source of authority. Therefore, Owner delegates to Manager the sole right to direct and supervise the operations and the management of the Community, including the Executive Staff, without


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interference from Owner.  Nothing herein is intended to limit or restrict
Owner's complete access to the Community and the books and records of the Community for any purpose which Owner in its discretion may deem advisable. All major policy decisions affecting the Community shall be the prerogative of Owner, but Owner shall accord to Manager the right to enter into discussions relative to such major policy decisions and the announcement and/or implementation of such decisions shall be made by Manager.

     5.4 In the performance of this Agreement, Manager shall not be liable to Owner or to any other person for any act or omission of any officer, agent or employee of Owner, and Owner agrees to hold harmless and indemnify Manager against any claims of third persons arising from such acts of Owner's officers, agents or employees. Manager shall not be liable to Owner for any act or omission of Manager, its officers, agents and employees in the performance of its duties hereunder, except such as result from fraud or gross negligence.

                                   ARTICLE VI
                                    NOTICES

     Any formal notice by either party to the other shall be in writing and shall be given, and be deemed to have been duly given, if either delivered personally or mailed in a registered or certified postpaid envelope addressed to the address of either party hereinafter set forth or, if the address for notice of either party shall be duly changed as hereinafter provided, delivered or mailed as aforesaid to such party at such changed address. Either party may at any time change the address for notices to such party by the delivery or mailing, as aforesaid, of a notice stating the change and setting forth the changed address.

     Owner:

         Roberts Properties Bentley Place, L.P.
         8010 Roswell Road
         Suite 120
         Atlanta, Georgia  30350
         Attention:  Mr. Charles S. Roberts, General Partner

     Manager:

         Roberts Properties Management, Inc.
         8010 Roswell Road
         Suite 120
         Atlanta, Georgia  30350
         Attention:  Mr. Charles S. Roberts, President

                                  ARTICLE VII
                            TERMINATION OF AGREEMENT

     7.1 This Agreement may be terminated by Owner, and except as to liabilities or claims which shall have occurred or arisen between the parties prior to such termination, all


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obligations hereunder of one party to the other shall cease upon the happening of any of the following events:

         (a) If Manager shall become in default in the performance of any term, covenant or condition which this Agreement requires it to perform, and shall fail to cure or to diligently commence to cure such default within thirty
(30) days after receipt of written notice from Owner specifying such default;
or

         (b) If Manager shall make any assignment of its property for the benefit of creditors; or

         (c) If Manager files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or if any involuntary petition under any such law is filed against Manager and not dismissed within sixty (60) days thereafter;

then, so long as any such event is continuing, Owner may, by notice in writing to Manager, terminate this Agreement forthwith.

     7.2 This Agreement may be terminated by Manager, and except as to liabilities or claims which shall have occurred or arisen between the parties prior to such termination and except as otherwise provided herein, all obligations hereunder of one party to the other shall cease upon the happening of any of the following events:

         (a) If Owner shall become in default of the due performance of any term, covenant or condition which this Agreement requires it to perform, and shall fail to cure, correct or remedy such default within the period of time specified in the provisions relating to such term, covenant or condition of, if there shall be none, then within thirty (30) days after written notice from Manager specifying such default, then so long as any such event is continuing, Manager may by notice in writing to Owner terminate this Agreement forthwith;

         (b) If the Community shall be taken or condemned in any eminent domain, condemnation or like proceeding by any competent authority, or if such a portion thereof shall be taken or condemned as to make in imprudent or unreasonable, in Manager's reasonable opinion, to use the remaining portion as a condominium community of the type and class immediately preceding such taking or condemnation, then in either event this Agreement shall cease and terminate as of the date upon which Owner shall be required to surrender possession;

         (c) The failure of Owner:

             (i) To make payment of any sum due Manager hereunder with ten
(10) days of written notice;

            (ii) To make payment of any uncontested debt, obligation or liability incurred in the operation and management of the Community as described above within ten (10) days from written notice from Manager;



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           (iii) To remedy a condition or to take any action requested by
Manager within ten (10) days from written notice from Manager, which results in a decrease of essential services necessary to the proper operation and management of the Community;

           (iv) The repeated failure or refusal of Owner to observe Manager's right of noninterference as provided in Article V hereof after having received written notice from Manager to cease and desist such action;

           (v) Any provision of the foregoing to the contrary notwithstanding, this Agreement shall be automatically terminated upon the failure of Owner to pay when due any amount owed to the holder of any mortgage note or other obligation secured by a first lien on the Community.

     7.3 This Agreement may be terminated by either party, and except as to liabilities or claims which shall have occurred or arisen between the parties prior to such termination and except as otherwise provided herein, all obligations of one party to the other shall cease upon the giving of sixty
(60) days written notice of such intent to terminate this Agreement to the other party.

                                  ARTICLE VIII
                           PROHIBITION OF ASSIGNMENT

     Manager shall not assign this Agreement or any of its rights hereunder; nor shall this Agreement or any of the rights or obligations of Manager hereunder be transferable except by merger or consolidation of Manager with another corporation if the operating personnel of such corporation at the time of such merger or consolidation shall be substantially the same as the operating personnel of Manager and if such corporation shall be actively engaged in the business of supervising and directing the management and operation of condominium communities. Neither party shall have the right to make any assignment of this Agreement or any interest therein without the written consent of the other.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

     9.1 This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith or by its duly authorized agent.

     9.2 This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Manager's supervision and direction of the management and operation of the Community. Manager makes no guarantee, warranty or representation that there will be profits or losses accruing to Owner as a result of the services rendered hereunder by Manager.

     9.3 Whenever under any provisions of this Agreement the approval or consent of either party is required, the decisions thereon shall be promptly given and such approval or consent shall not be unreasonably withheld. It is further understood that whenever under any provisions of this Agreement approval or consent is required, the approval or consent is given


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by the person executing this Agreement or any one of the persons, as the case may be, designated in a notification signed by or in behalf of a party. For all purposes under this Agreement, Manager shall determine solely from the latest such notification received by it the person or persons authorized to give such approval or consent. Manager may rely exclusively and conclusively on the designation set forth in such notification, notwithstanding any knowledge to the contrary.

     9.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties have executed, or caused to be executed, this Agreement as of the day and year first above written.

                              OWNER:

                              ROBERTS PROPERTIES BENTLEY PLACE, L.P.,
                              A Georgia Limited Partnership



                              By: /s/ Charles S. Roberts
                                 ----------------------------------------
                                Charles S. Roberts, General Partner

                              MANAGER:


                              ROBERTS PROPERTIES MANAGEMENT, INC.,
                              a Georgia Corporation



                              By:  /s/ Charles S. Roberts
                                 ----------------------------------------
                                 Charles S. Roberts, President







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                                   EXHIBIT A


All that tract of land in Land Lot 288 of the 18th District, DeKalb County, Georgia, described as follows:

BEGINNING at a 5/8-inch reinforcing rod found on the northwest right-of-way line of Tucker-Norcross Road (variable right-of-way) which 5/8-inch reinforcing rod found is located South 40 degrees 27 minutes 21 seconds West 312.28 feet along the northwest right-of-way line of Tucker-Norcross Road from the intersection of the northwest right-of-way line of Tucker-Norcross Road with the centerline of Spring Meadow Road; running thence along the northwest right-of-way line of Tucker-Norcross Road the following courses and distances:
(1) South 40 degrees 27 minutes 21 seconds West 155.40 feet to an iron pin placed, (2) South 45 degrees 57 minutes 16 seconds West 52.10 feet to an iron pin placed, (3) South 40 degrees 02 minutes 32 seconds West 29.67 feet to an iron pin placed, (4) South 41 degrees 49 minutes 33 seconds West 51.21 feet to an iron pin placed, and (5) South 33 degrees 05 minutes 10 seconds West 18.48 feet to an 5/8-inch reinforcing rod found; thence, leaving said right-of-way line, North 49 degrees 45 minutes 34 seconds West 185.51 feet to a 5/8-inch reinforcing rod found; thence South 36 degrees 59 minutes 48 seconds West
164.36 feet to a 5/8-inch reinforcing rod found on the northeast right-of-way line of Pleasantdale Road (100 foot right-of-way); thence, along said northeast right-of-way line, the following courses and distances: (1) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 58 degrees 36 minutes 56 seconds West 224.26 feet and a radius of 1,004.930 feet) 224.73 feet to a concrete monument found, (2) North 65 degrees 29 minutes 02 seconds West 252.69 feet to a concrete monument found, and (3) along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of North 61 degrees 50 minutes 53 seconds West 216.47 feet and a radius of 1859.859 feet) 216.60 feet to a concrete monument found; thence, leaving said right-of-way line, South 89 degrees 20 minutes 14 seconds East 89.02 feet along the south line of Block B of Unit 1, Spring Meadow Subdivision to a 1/2-inch reinforcing rod found; thence North 00 degrees 55 minutes 12 seconds West 50.08 feet to a 1/2-inch reinforcing rod found on the South right-of-way line of Spring Meadow Court (60 foot right-of-way); thence along said south right-of-way line, South 88 degrees 42 minutes 01 second East 59.95 feet to an iron pin placed; thence, leaving said right-of-way line, South 00 degrees 52 minutes 03 seconds East 50.16 feet to a 1/2-inch reinforcing rod found; thence along the south line of Block A of Unit 1, Spring Meadow Subdivision the following courses and distances: (1) South 89 degrees 32 minutes 05 seconds East 620.15 feet to a 1/2-inch open top pipe found, (2) North 00 degrees 45 minutes 28 seconds West 50.20 feet to a 1/2-inch reinforcing rod found, and (3) South 89 degrees 46 minutes 48 seconds East
139.63 feet to a 1/2-inch reinforcing rod found; thence South 49 degrees 33 minutes 23 seconds East 192.26 feet to the POINT OF BEGINNING, said tract containing approximately 4.5959 acres as shown on plat of Survey for Roberts Properties Bentley Place, L.P. and Chicago Title Insurance Company, prepared by Watts & Browning Engineers, Inc., bearing the seal and certification of G.M. Gillespie, Georgia Registered Professional Land Surveyor No. 2121, dated July 8, 1992, last revised July 17, 1992.